Exhibit 99.1

Ventyx Biosciences Announces Positive Topline Results from Phase 2 Study of VTX3232 in Participants with Obesity and Cardiovascular Risk Factors

VTX3232 demonstrated significant reductions in cardiovascular risk factors, with additional benefits when combined with semaglutide

•	VTX3232 monotherapy achieved ~80% reduction in hsCRP within the first week

•	VTX3232 monotherapy reduced IL-6 levels at Week 12 below the threshold for cardiovascular risk of ≤1.65ng/L1

•	Statistically significant reductions in Lp(a) and liver inflammation

•	No effect on weight either as a monotherapy or as add-on to semaglutide

•	VTX3232 was safe and well tolerated both as a monotherapy and add-on to semaglutide in this study

•	Ventyx to hold conference call and webcast 4:30pm ET on Wednesday, October 22nd

SAN DIEGO, CA, October 22, 2025 (GLOBE NEWSWIRE) — Ventyx Biosciences, Inc. (Nasdaq: VTYX) (“Ventyx”, “Company”), today announced positive results from its Phase 2 study of oral, once-daily VTX3232 in patients with Obesity and Cardiovascular Risk Factors. The 175- participant study examined VTX3232 versus placebo, alone or in combination with semaglutide, evaluating safety and tolerability as the primary endpoint, and effects on inflammation (measured by high-sensitivity C-reactive protein or hsCRP) as the secondary endpoint.

Participants treated with VTX3232 monotherapy in the modified analysis set (“MAS”)2 showed a 78% reduction in hsCRP at week 12 relative to baseline compared with a 3% increase in the placebo group (p<0.0001). Participants treated with VTX3232 in the full analysis set (“FAS”)3 showed a 64% reduction in hsCRP at week 12 relative to baseline compared with a 3% increase in the placebo group (p<0.0001). Participants treated with VTX3232 monotherapy also showed statistically significant reductions in IL-6 (p<0.0001) to levels associated with reduced cardiovascular risk (IL-6 ≤1.65ng/L)1.

The study also evaluated the effect of VTX3232 on additional inflammatory biomarkers linked to cardiovascular risk, on liver steatosis and inflammation, and on metabolic parameters including lipid levels, glycemic control and weight loss. Notably, treatment with VTX3232 resulted in statistically significant reductions in lipoprotein(a) (“Lp(a)”), fibrinogen, and erythrocyte sedimentation rate (“ESR”). Significant reduction in liver inflammation, independent of steatosis, was also observed (as measured by cT1-corrected MRI). Treatment with VTX3232 monotherapy did not result in weight loss, nor did VTX3232 in combination with semaglutide demonstrate incremental weight loss over semaglutide alone.

VTX3232 was safe and well tolerated in the Phase 2 study with rates of adverse events comparable to placebo.

“We are very pleased with the results of this study where an ~80% reduction in hsCRP was achieved within the first week of dosing and maintained throughout the full 12-week dosing period in participants with measurable drug levels. VTX3232 also restored nearly 70% of study participants to target hsCRP levels of less than 2mg/L, the critical threshold for determining residual inflammatory risk. The effect we see in this study on IL-6, hsCRP, Lp(a), and other markers of aberrant systemic inflammation, leads us to believe VTX3232 holds promise for a new generation of oral anti-inflammatory therapies that, orthogonal to lipid lowering, may further reduce the risk of cardiovascular events,” said Raju Mohan, PhD, Chief Executive Officer.

“Overwhelming evidence shows that elevation in the inflammatory marker C-reactive protein or CRP, strongly predicts future cardiovascular events. The robust CRP-lowering possible with novel agents such as NLRP3 inhibitors, offers new options for anti-inflammatory therapies to treat atherosclerosis and prevent its complications that add to the established benefits of cholesterol-lowering therapies,” said Peter Libby, MD, Cardiovascular Specialist at Mass General Brigham Heart & Vascular Institute, and immediate past president of the International Atherosclerosis Society.

“In this study, VTX3232 robustly inhibited the NLRP3 pathway, leading to significant reductions in the inflammatory cascade and demonstrated an encouraging safety profile,” said Mark Forman, MD, PhD, Chief Medical Officer. “In the combination arm with semaglutide, we saw significant additional reductions in hsCRP, IL-6, Lp(a) and liver inflammation over semaglutide alone, suggesting the combination may serve as a powerful adjunct therapy to GLP-1 treatment in appropriate patients. These results support further development and VTX3232’s potential to address the high burden of disease caused by inflammation.”

Key Findings from the Study

VTX3232 Monotherapy

•	VTX3232 demonstrated significant reductions in hsCRP

•	78% reduction in hsCRP with VTX3232 versus 3% increase in placebo (MAS, p<0.0001)

•	64% reduction in hsCRP with VTX3232 versus 3% increase in placebo (FAS, p<0.0001)

•	69% of patients achieved target hsCRP levels of <2mg/L or lower (MAS, p<0.0001)

•	VTX3232 demonstrated statistically significant reductions in IL-6 to median levels of 1.60ng/L, below the threshold for CV risk of ≤1.65ng/L (FAS, p<0.0001)

•	VTX3232 demonstrated statistically significant reductions in Lp(a), fibrinogen, and ESR

•	VTX3232 treatment was not associated with changes in other lipid parameters

•	Treatment with VTX3232 did not result in weight loss as a monotherapy or provide additional weight loss on top of semaglutide

VTX3232 + semaglutide in combination

•	The combination of VTX3232 and semaglutide demonstrated significant reductions in hsCRP, IL-6, fibrogen, ESR, Lp(a) and liver inflammation over semaglutide alone

•	The combination of VTX3232 and semaglutide demonstrated a statistically significant reduction in liver inflammation as measured by cT1 for participants with ≥5% baseline liver fat

VTX3232 was safe and well tolerated with rates and severity of adverse events comparable to placebo over the 12-week study

•

Treatment emergent adverse events (“TEAEs”) were comparable in the placebo (49%) versus VTX3232 (46%) groups, and comparable in the placebo + semaglutide (56%) versus VTX3232 + semaglutide (56%) groups

•	Grade 3 or higher TEAEs were balanced between the groups; placebo (n=2, 5%), VTX3232 (1, 2%) placebo + semaglutide (0, 0%) and VTX3232 + semaglutide (1, 2%)

•	TEAEs leading to discontinuation were balanced between the groups with placebo (n=1, 2%), VTX3232 (1, 2%) placebo + semaglutide (1, 2%) and VTX3232 + semaglutide (1, 2%)

Additional data will be presented at upcoming medical conferences.

Opportunities for VTX3232 in Cardiovascular Disease

VTX3232, as an oral, once daily drug, represents a transformative opportunity in the treatment of cardiovascular disease, with growing evidence that directly targeting the NLRP3 inflammasome can significantly reduce the underlying inflammation that is a key driver of atherosclerosis, arrhythmias, heart failure and related cardiometabolic disorders. The Company will provide an update on its plans for the continued development of VTX3232 in future disclosures.

Phase 2 Study Design of VTX3232 in Cardiovascular Risk Factors and Obesity

The randomized, double-blind, placebo controlled, multicenter Phase 2 trial of VTX3232 enrolled patients with cardiovascular risk factors and obesity. Patients were required to have an hsCRP measurement of >2 mg/L at screening and a BMI between 30.0 and 42.0 kg/m2. Qualifying patients were randomized 1:1:1:1 to receive (a) VTX3232 30 mg once-daily, (b), placebo once-daily, (c) VTX3232 30 mg once-daily + weekly semaglutide injection or (d) placebo once-daily + weekly semaglutide injection. Patients on semaglutide were titrated per the package insert reaching a dose of 1 mg per week for the last four weeks of the study.

The primary endpoint of the study was the evaluation of VTX3232’s safety and tolerability. The secondary endpoint was VTX3232’s effect on hsCRP over 12 weeks. Other prespecified endpoints included VTX3232’s effects on additional inflammatory biomarkers linked to cardiovascular risk, liver parameters and metabolic parameters including weight loss.

Conference Call and Webcast Information

Date: Wednesday, October 22, 2025 at 4:30 pm ET / 1:30 pm PT

Participant Dial-in (US): 1- 877-425-9470

Participant Dial-in (International): 1-201-389-0878

Webcast Access: Please click here

A webcast of the live call will be available online in the Investors section of the Ventyx website on the News & Events page. Access to the webcast replay will be available approximately two hours after completion of the call and will be archived on the Company’s website for approximately 30 days.

About Ventyx Biosciences

Ventyx Biosciences is a clinical-stage biopharmaceutical company developing innovative oral therapies for patients with autoimmune, inflammatory, and neurodegenerative diseases. Our expertise in medicinal chemistry, structural biology, and immunology enables the discovery of differentiated oral small molecule therapeutics for conditions with high unmet medical need, and our extensive experience in clinical development allows the rapid progression of these drug candidates through clinical trials.

In addition to these topline results, VTX3232 has recently completed a Phase 2 biomarker study in early Parkinson’s patients. Our portfolio of NLRP3 inhibitors also includes VTX2735, a peripherally restricted NLRP3 inhibitor, currently in a Phase 2 study in patients with recurrent pericarditis. Our inflammatory bowel disease portfolio includes two Phase 2 compounds: tamuzimod (VTX002), an S1P1R modulator, and cenacitinib (VTX958), a TYK2 inhibitor.

For more information on Ventyx, please visit our website at https://ventyxbio.com.

Forward Looking Statements

Ventyx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Ventyx’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the potential of VTX3232 as a therapy for cardiovascular disease, the ability of VTX3232 to become a new generation of oral anti-inflammatory therapy, the potential for the combination of VTX3232 and semaglutide to serve as a powerful adjunct therapy to GLP-1 in appropriate patients, management’s plans with respect to further development of VTX3232, and management’s plans with respect to future presentations of VTX3232 data.

The inclusion of forward-looking statements should not be regarded as a representation by Ventyx that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Ventyx’s business, including, without limitation: potential delays in the commencement, enrollment and completion of clinical trials; Ventyx’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; disruptions in the supply chain, including raw materials needed for manufacturing and animals used in research, delays in site activations and enrollment of clinical trials; the results of preclinical studies and clinical trials; early clinical trials not necessarily being predictive of future results; interim results not necessarily being predictive of final results; the potential of one or more outcomes to materially change as a trial continues and more patient data become available, and following more comprehensive audit and verification procedures; regulatory developments in the United States and foreign countries; economic uncertainty in global markets caused by, among other things, geopolitical conditions, tariffs, military conflicts, and inflation volatility; unexpected adverse side effects or inadequate efficacy of Ventyx’s product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; Ventyx’s ability to obtain and maintain intellectual property protection for its product candidates; the use of capital resources by Ventyx sooner than expected; and other risks described in Ventyx’s prior press releases and Ventyx’s filings with the Securities and Exchange Commission (SEC), including in Part II, Item 1A (Risk Factors) of Ventyx’s Quarterly Report on Form 10-Q for the quarter year ended June 30, 2025, filed on August 7, 2025, and Ventyx’s subsequent filings with the SEC.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Ventyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Relations Contact:

Alex Schwartz

Vice President, Investor Relations and FP&A

Ventyx Biosciences, Inc.

IR@ventyxbio.com

1 = Ridker, P.M. et. al. Modulation of the interleukin-6 signalling pathway and incidence rates of atherosclerotic events and all-cause mortality: analyses from the Canakinumab Anti-Inflammatory Thrombosis Outcomes Study (CANTOS), Eur Heart J,2018.

2 = Modified analysis set (“MAS”) includes discontinuations; excludes participants with no detectable VTX3232 plasma levels at week 12.

3 = Full analysis set (“FAS”) includes all participants who received at least one dose of study drug.